Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Mosaic Company:

We consent to the incorporation by reference in the registration statement (No. 333-142268, 333-120503, 333-120501, and 333-120878) on Form S-8 of The Mosaic Company of our report dated July 24, 2009, with respect to the consolidated balance sheets of The Mosaic Company as of May 31, 2009 and 2008, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended May 31, 2009, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of May 31, 2009, which report is incorporated by reference in the May 31, 2009 annual report on Form 10-K of The Mosaic Company.

Our report dated July 24, 2009 refers to the Company’s adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes an Interpretation of FASB Statement No. 109, on June 1, 2007 and the measurement provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, on June 1, 2008.

/s/ KPMG LLP

Minneapolis, Minnesota

July 24, 2009